NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  November 8, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Provides Updated Status on Financial Statements

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has requested an SEC extension of the filing date for the  Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005 from November 9, 2005 until November 14, 2005.  The SEC Rule 12b-25 extension will allow the Company to continue work on its Amended Annual Report on Form 10-K/A for the period ended December 31, 2004 and the Amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2005, as well as to complete the initial Quarterly Report on Form 10-Q for the period ended June 30, 2005. Each of the required financial statements must be completed in order because each successive report relies on the results and amendments of the earlier periods.  The Company is making every effort to complete all of the filings by November 14, 2005; however, there can be no assurance that the Company will be able to meet this schedule.

As previously disclosed, the Company is currently in violation of NASDAQ listing standards that require the Company to have current financial statements filed with the Securities and Exchange Commission because the Quarterly Report for the Quarter ended June 30, 2005 has not yet been filed. The NASDAQ Listings Qualifications Panel granted the Company's request for exemption from the filing requirement for the NASDAQ National Market on Friday, October 14, 2005.   The exemption was granted with the stipulation that the Company must file its Quarterly Report for the quarter ended June 30, 2005 no later than November 14, 2005.  The Company has requested that the NASDAQ Listing Qualification Panel grant an extension of the exemption period until November 30, 2005 in the event the Company is unable to complete and file all of the required reports by November 14, 2005.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

###

103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597